ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77D1

John Hancock Funds II

Science & Technology Fund (the “fund”)

Effective February 16, 2016, the fund automatically lost its status as a non-diversified fund. Accordingly, the fund operates, and will continue to operate, as a diversified fund.